EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the registration statement on Form N-2 (File No. 333-236415) of Prospect Capital Corporation of our report dated June 30, 2020, on our audit of the combined consolidated financial statements of National Property REIT Corp. as of December 31, 2019 and for the year ended December 31, 2019, which report is included in the Form 10-K of Prospect Capital Corporation for the year ended June 30, 2020.

/s/ CohnReznick LLP
New York, New York
August 26, 2020